Exhibit (a)(1)(G)

MEMC Electronic Materials, Inc.

Offer to Exchange Certain Stock Options for New Stock Options

ELECTION FORM

[Employee Name]

[Employee ID]

Dear [Employee]:

Below is a list of your current outstanding eligible stock option grants that may be surrendered for exchange in the Offer to Exchange Certain Stock Options for New Stock Options (“Exchange Offer”) pursuant to the Offer to Exchange document. Please read this election form carefully.

You may make your election to exchange your eligible stock options online at the Stock Option Exchange Program Website, which is available at https://memc.equitybenefits.com. This is the most cost-effective way to make your election. The cost of the website is paid by MEMC, however any costs associated with mailing a paper election form so that it is received by MEMC by the expiration deadline will be your responsibility.

Otherwise, to make an election using this paper election form, place a check mark in either the “Exchange” or “Do Not Exchange” box on the next page next to each eligible stock option grant. You are required to make an election for each stock option grant noted below. Any election form submitted without an “Exchange” or “Do Not Exchange” marked for each eligible stock option grant election below will be rejected. You may elect to exchange your eligible stock options by submitting the election form online or by mailing the paper election form. If you elect to mail the paper election form, it must be signed and dated and sent by mail or courier to MEMC Electronic Materials, Inc. (“MEMC”) at the following address:

MEMC Electronic Materials, Inc.

Attn: MEMC Stock Plan Administrator

501 Pearl Drive

St. Peters, MO 63376

USA

FOR AN ELECTION TO BE EFFECTIVE, THIS ELECTION FORM MUST BE COMPLETED, SIGNED AND RECEIVED BY MEMC, OR AN ONLINE ELECTION MUST BE SUBMITTED, BEFORE THE EXPIRATION DEADLINE OF 11:59 P.M., EASTERN, ON FRIDAY, AUGUST 17, 2012 (OR SUCH LATER DATE AS MAY APPLY IF THE EXCHANGE OFFER IS EXTENDED).

You may modify your election(s) at any time before expiration of the Exchange Offer. Your final election(s) received before the expiration of the Exchange Offer will supersede any previous election(s).

Eligible Stock Option Grant #	Grant ID	Grant Date	Total Number of Eligible Stock Options	Exercise Price	Exchange Ratio	Total Number of new Stock Options to Be Granted in Exchange*	Make ONE Election for Each Eligible Stock Option Grant

□ Exchange
□ Do Not Exchange
□ Exchange
□ Do Not Exchange
□ Exchange
□ Do Not Exchange
□ Exchange
□ Do Not Exchange

*Please note that MEMC will not issue any fractional new stock options. The amounts in the column “Total Number of New Stock Options to Be Granted in Exchange” have been rounded to the nearest whole stock option (with greater than or equal to 0.5 being rounded up).

If you have questions, please contact the MEMC Stock Plan Administrator, available 5 days a week (9:00 a.m. to 5:00 p.m., Central, Monday through Friday) at the numbers below:

From within North America: (636) 474-5405

From outside North America: +1 (636) 474-5405

You may also submit your questions via e-mail to: StockAdmin@memc.com.

Agreement to Terms of Election

By electing to surrender my eligible stock options for exchange, I understand and agree to all of the following:

1.	I surrender to MEMC for exchange those eligible stock options specified in the table above (the stock option grants marked “Exchange”) and understand that, upon acceptance by MEMC, this election form will constitute a binding agreement between MEMC and me, unless MEMC receives a subsequent valid withdrawal election with respect to such eligible stock options before the Exchange Offer expires.
2.	I understand that if I validly surrender eligible stock options for exchange, and such eligible stock options are accepted and cancelled, I will lose my rights to purchase any shares under such eligible stock options and I will receive in exchange fewer new stock options with a lower exercise price.
3.	I understand that any new stock options issued to me in the Exchange Offer will have a new two- or three-year vesting schedule, depending on whether the eligible stock options surrendered for exchange were fully vested. The applicable vesting schedules are as follows:
a.	For eligible stock options that were fully vested at the time of the exchange, 50% of such new stock options will vest upon the 12-month anniversary of the new stock option grant date (expected to be the next business day after the expiration of the Exchange Offer), and the remaining 50% of such new stock options will vest upon the 24-month anniversary of the new stock option grant date so long as I continue to remain employed by MEMC or one of its subsidiaries during such period(s).
b.	For eligible stock options that were not fully vested at the time of the exchange, 33.33% of such new stock options will vest upon the 12-month anniversary of the new stock option grant date (expected to be the next business day after the expiration of the Exchange Offer), 33.33% of such new stock options will vest upon the 24-month anniversary of the new stock option grant date, and the remaining 33.34% of such new stock options will vest upon the 36-month anniversary of the new stock option grant date so long as I continue to remain employed by MEMC or one of its subsidiaries during such period(s).
4.	I understand that the exercise price for the new stock options will be equal to the closing price of MEMC common stock on the date the new stock options are granted as reported on the New York Stock Exchange (expected to be the next business day after the expiration of the Exchange Offer).
5.	I understand that the new stock options will be nonqualified stock options for U.S. federal income tax purposes and will be subject to the terms and conditions of the MEMC Electronic Materials, Inc. 2010 Equity Incentive Plan (the “2010 Plan”).
6.	I acknowledge that MEMC has encouraged me to consult with my own tax, financial and legal advisors as to the consequences of participating or not participating in the Exchange Offer.
7.	To remain eligible to surrender eligible stock options for exchange in the Exchange Offer, I understand that I must be employed by MEMC or one of its subsidiaries on the date the Exchange Offer commences and must remain employed by MEMC or one of its subsidiaries through the date that new stock options are granted. I understand that I must also remain eligible to participate in the 2010 Plan through the date the new stock options are granted.
8.	I understand that nothing in the Exchange Offer or related documents should be construed to confer upon me the right to remain an employee of MEMC or one of its subsidiaries. The terms of my employment with MEMC or an applicable subsidiary remain unchanged. I understand that MEMC cannot guarantee or provide me with any assurance that I will not be subject to involuntary termination or that I will otherwise remain employed until the new stock option grant date or thereafter.
9.	I understand that in accordance with Sections 6 and 14 of the Offer to Exchange document, MEMC may extend, terminate, and/or amend the Exchange Offer. In any such event, I understand that any eligible stock options surrendered for exchange but not accepted by MEMC will remain in effect with their current terms and conditions.

10.	I understand that my election to participate in the Exchange Offer is entirely voluntary, and I am aware that I may withdraw my decision to surrender my eligible stock options at any time until the Exchange Offer expires. I understand that my election to surrender my eligible stock options will be irrevocable at 11:59 p.m., Eastern, on Friday, August 17, 2012, unless the Exchange Offer is extended.
11.	I hereby sell, assign and transfer to MEMC all right, title and interest in and to all of the eligible stock options that I am surrendering for exchange as specified in the table above.
12.	I understand that I must mark either the “Exchange” or “Do Not Exchange” box for each eligible stock option grant in the table above and that if I do not make an election for each stock option grant noted in the table above, then my entire election will be rejected.
13.	I hereby represent and warrant that I have full power and authority to elect to surrender the eligible stock options marked “Exchange” in the table above and that, when and to the extent such eligible stock options are accepted by MEMC, such eligible stock options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such eligible stock options will not be subject to any adverse claims. Without limiting the foregoing, I hereby represent and warrant that either I am not married and do not have a registered domestic partner, my spouse or registered domestic partner has no community or other marital property rights in the eligible stock options or new stock options, or my spouse or registered domestic partner has consented to and agreed to be bound by the election form. Upon request, I will execute and deliver any additional documents deemed by MEMC to be necessary or desirable to complete the exchange of the eligible stock options I am electing to exchange.
14.	I agree to all of the terms and conditions of the Exchange Offer.

Eligible Employee’s Signature	Date

Eligible Employee’s Name (please print or type)	Eligible Employee’s Phone Number

** When submitting this paper election form, please return the entire election form.

INSTRUCTIONS AND AGREEMENTS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.    Submission of Election. If you intend to surrender any of your eligible stock options for exchange in the Exchange Offer, you must notify MEMC of your election to exchange such eligible stock options before the Exchange Offer expires, which is currently scheduled for 11:59 p.m., Eastern, on Friday August 17, 2012 (or such later date as may apply if the Exchange Offer is extended). Do not send your election form to Charles Schwab, any local HR Business Partner or anyone else; it must be sent to the MEMC Stock Plan Administrator at the address provided in the cover page of the paper election form.

You may notify MEMC of your election to surrender any of your eligible stock options for exchange in one of the following two ways:

•	By making an election online at the Stock Option Exchange Program Website, which is available at https://memc.equitybenefits.com. Your online election must be submitted before the expiration deadline of 11:59 p.m., Eastern, on Friday, August 17, 2012 (or such later date as may apply if the Exchange Offer is extended).

•	By completing and returning the paper election form and delivering it to MEMC at the address listed on the cover page of the paper election form. MEMC must receive it before the expiration deadline of 11:59 p.m., Eastern, on Friday, August 17, 2012 (or such later date as may apply if the Exchange Offer is extended). You must allow for delivery time based on the method of submission that you choose to ensure that MEMC receives your election form before the deadline.

The method of delivery of any document is at your election and risk. Your eligible stock options will not be considered surrendered until MEMC receives your properly submitted election (either online at the Stock Option Exchange Program Website or via the paper election form). If you choose to submit your election through the Stock Option Exchange Program Website, your election will be effective almost immediately because it will be processed online. You should print a copy of the Election Confirmation generated on the Stock Option Exchange Program Website for your records. If you choose to submit your election via the paper election form, your election will be effective only if MEMC receives the properly completed paper election form before the deadline noted above. MEMC recommends that you use registered mail with return receipt requested, or another method which can be tracked by the delivery carrier. In all cases, you should allow sufficient time to ensure timely delivery. Submissions by any other means, including delivery to Charles Schwab or any local HR Business Partner, will NOT be accepted.

You will be permitted to exchange your eligible stock options for new stock options on a grant-by-grant basis. No partial exchanges of a stock option grant will be permitted. If you attempt to exchange a portion but not all of an outstanding eligible stock option grant, your entire election form will be rejected.

You do not need to return your stock option agreement(s) relating to any surrendered eligible stock options, as they will be automatically cancelled if MEMC accepts your eligible stock options for exchange. MEMC will not accept any alternative, conditional or contingent offers to exchange eligible stock options. All eligible employees electing to surrender eligible stock options for exchange waive all rights to receive any notice of the acceptance of their election to surrender eligible stock options, except as provided for in the Offer to Exchange document.

2.    Withdrawal of Election. If you elect to surrender eligible stock options for exchange and later change your mind, you may withdraw your surrendered eligible stock options by notifying MEMC of your election to withdraw such eligible stock options before the Exchange Offer expires, which is currently scheduled for 11:59 p.m., Eastern, on August 17, 2012 (or such later date as may apply if the Exchange Offer is extended). You may notify MEMC of your withdrawal election in one of the following two ways:

•	By revising your election online at the Stock Option Exchange Program Website, which is available at https://memc.equitybenefits.com. Your online withdrawal election must be submitted before the expiration deadline of 11:59 p.m., Eastern, on Friday, August 17, 2012 (or such later date as may apply if the Exchange Offer is extended).

•	By completing and returning the paper notice of withdrawal and delivering it to MEMC at the address listed on the cover page of the paper notice of withdrawal. MEMC must receive it before the expiration deadline of 11:59 p.m., Eastern, on Friday, August 17, 2012 (or such later date as may apply if the Exchange Offer is extended). You must allow for delivery time based on the method of submission that you choose to ensure that MEMC receives your notice of withdrawal by the deadline.

Submissions by any other means, including delivery directly to Charles Schwab or any local HR Business Partner, will NOT be accepted. Once you have withdrawn eligible stock options, you may again surrender such eligible stock options only by once again making an election to surrender such eligible stock options in accordance with the Offer to Exchange document and Section 1 of these Instructions and Agreements prior to the expiration of the Exchange Offer. You may not withdraw your election with respect to only a portion of an eligible stock option grant. If you elect to withdraw a previously surrendered eligible stock option grant, you must withdraw with respect to the entire eligible stock option grant, but need not withdraw any other eligible stock options previously surrendered. If you attempt to withdraw your election with respect to only a portion but not all of an eligible stock option grant, your entire notice of withdrawal will be rejected.

3.    Signatures on This Election Form. If you elect to surrender your eligible stock options online (or if you later elect to withdraw previously surrendered eligible stock options online), your acceptances and/or acknowledgments made online shall be considered an electronic signature for all legal purposes and shall be enforceable pursuant to applicable law. With respect to paper election form submissions (or paper notice of withdrawal submissions if you later elect to withdraw previously surrendered eligible stock options), except as described in the following sentences, the election form (or notice of withdrawal) must be signed by the eligible employee who surrenders the eligible stock options exactly as the eligible employee’s name appears on the stock option agreement relating to the eligible stock options. If your name has been legally changed since your stock option agreement was signed, please submit proof of the legal name change with your election form (or notice of withdrawal). If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title must be identified on the election form and proper evidence of the authority of such person to act in such capacity must be included with the election form. You should consider retaining copies of all paper election form(s) and notice(s) of withdrawal for your own files.

4.    Requests for Assistance or Additional Copies. If you have difficulty accessing the Stock Option Exchange Program Website, have questions regarding the Exchange Offer, have requests for assistance or have requests for additional or paper copies of the Offer to Exchange document, the election form, the notice of withdrawal or other documents relating to the Exchange Offer, please contact the MEMC Stock Plan Administrator, available 5 days a week (9:00 a.m. to 5:00 p.m., Central, Monday through Friday) at the numbers below. All copies will be furnished promptly at our expense.

•	From within North America: (636) 474-5405
•	From outside North America: +1 (636) 474-5405

You may also submit your questions via e-mail to: StockAdmin@memc.com.

5.     Irregularities. All questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any surrendered eligible stock options will be determined by MEMC in its sole discretion. Neither MEMC nor any other person is obligated to give notice of any defects or irregularities in surrenders. No surrender of eligible stock options will be deemed to have been properly made until all defects or irregularities have been cured by the eligible employee surrendering eligible stock options unless waived by MEMC in its sole discretion. Subject to any order or decision by a court or arbitrator of competent jurisdiction, MEMC’s determination of these matters will be final and binding on all parties. This is a one-time offer, and MEMC will strictly enforce the Exchange Offer deadline, subject only to any extension of the expiration of the Exchange Offer that is required by applicable law or that MEMC may decide upon in its sole discretion. Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended, MEMC also reserves the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any surrender with respect to any particular eligible stock options or any particular eligible employee.

6.     Additional Documents to Read. You are encouraged to carefully read the Offer to Exchange document and the other related documents referred to within that document.

7.    Important Tax Information. You are encouraged to consult your own tax, financial and legal advisors for additional information about your personal tax situation and refer to Section 13 of the Offer to Exchange document, which contains important U.S. federal income tax information. If you live or work outside the United States, or are otherwise subject to a tax liability in a non-U.S. jurisdiction, you should refer to the applicable Schedules to the Offer to Exchange document for a discussion of the tax and other consequences that may apply to you. Further, if you were granted eligible stock options while a resident or taxpayer in one country but will be a resident of or taxpayer in another country when any new options are granted to you pursuant to the Exchange Offer, you should be aware that you may be subject to tax not only in the new country, but also in the original country and you are encouraged to consult your own tax advisors to confirm the tax consequences that will apply to you if you participate in the Exchange Offer.

8.    Data Privacy. To administer the Exchange Offer, MEMC must collect, use and transfer certain information regarding you and your eligible stock option grants, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in MEMC or its subsidiaries, details of all stock options or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor (“Data”). Further, MEMC may have to pass that information on to third parties who are assisting with the Exchange Offer. By submitting this election form and surrendering your eligible stock options for exchange, you explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your Data by MEMC and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Exchange Offer as described above.

You further understand that the Data will be transferred to any stock plan service providers or other third parties as may be selected by MEMC that are assisting MEMC with the implementation, administration and management of the Exchange Offer. By submitting your election, you also acknowledge and agree that:

•	the parties receiving your Data may be located in the United States or elsewhere, and the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country;
•	the Data will be held only as long as necessary to implement, administer and manage the Exchange Offer;
•	you can request from MEMC a list with the names and addresses of any potential recipients of the Data by contacting MEMC;
•	you can request additional information about how the Data is stored and processed; and
•	you can request that the Data be amended if it is incorrect.

By submitting your election, you explicitly and unambiguously agree to such collection, use and transfer, in electronic or other form, of your Data by MEMC and the third parties assisting MEMC with the Exchange Offer, for the exclusive purpose of implementing, administering and managing your participation in the Exchange Offer.

If you are an eligible employee who resides in certain non-U.S. jurisdictions, you can withdraw your consent to the collection, use and transfer of your Data by contacting MEMC. However, if you withdraw your consent, it may affect your ability to participate in the Exchange Offer. Please contact MEMC if you have any questions.

9.    Governing Law and Documents. The election form and notice of withdrawal are governed by, and subject to, U.S. federal and Missouri state law (without giving effect to principles of conflict of laws), as well as the terms and conditions set forth in the Offer to Exchange document. For purposes of litigating any dispute that arises under the election form, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Missouri and agree that such litigation shall be conducted in the courts of St. Charles County, Missouri, or the federal courts for the State of Missouri, where the Exchange Offer is made and/or to be performed.